Exhibit 10.3
July 5, 2006
Mr. Philip A. Marineau
1155 Battery Street
San Francisco, CA 94111
Re:     Retirement and Transition Planning
Dear Phil:
     I want to thank you very much for all you have done for Levi Strauss & Co. in your 6-1/2 years as CEO and, in advance, for the additional contributions I know you will make before your intended retirement at the end of this year. As we plan together for the process of selecting LS&CO.’s next CEO and transitioning leadership of the company to him or her, I thought it would be useful to confirm the arrangements we have discussed regarding your retirement.
     Your existing employment agreement will continue in effect until the completion of your service with the company. Your receipt of post-retirement benefits and payments under the company’s retirement, retiree medical and deferred compensation plans in which you are a participant will be governed by the terms of those plans and, to the extent applicable, your employment agreement.
     Effective on your retirement on November 26, 2006, you will become fully vested in your existing awards under the 2005 MIP, 2006 AIP and SELTIP on that date. In addition, you will be granted a new award under the 2006 Equity Incentive Plan that is currently being considered by the board. If the new plan is adopted substantially in its current form, your stock appreciation rights grant award will be at the 150,000-share level, appropriately adjusted to reflect any modifications that may be made to the plan. The terms of your award under the new plan will be consistent with those of other WLT members, except that, in recognition of your impending retirement, (1) your grant award of 150,000 stock appreciation rights will vest evenly over an eleven-month period commencing on January 1, 2008 and ending on November 30, 2008; and (2) you will be treated for purposes of this grant award as if you had continued your employment with the company through November 30, 2008. We have also discussed the fact that, upon your retirement, you will become entitled to receive a special payment of $7,750,000 in recognition of your service through November 26, 2006. This payment will be made no later than January 15, 2007.

Philip A. Marineau
July 5, 2006
Page Two
     As is customary, you will provide a standard release (which will be effective on your retirement date) in the form you have previously approved as a condition to the vesting and special payment arrangements described above.
     If the above accurately reflects our agreement, please sign and return a copy of this letter.
     I look forward to working with you to effect a smooth and successful transition of leadership to your successor.

Sincerely,
/s/ Robert D. Haas
Robert D. Haas
Chairman

Agreed:
/s/ Philip A. Marineau
Philip A. Marineau

RETIREMENT DATE RELEASE
     In consideration of the retirement arrangements described in the letter from Levi Strauss & Co. (the “Company”) to me dated July 6, 2006 (the “Retirement Letter”), I hereby provide the following Retirement Date Release.
     I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that I sign this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, retirement benefits, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, claims arising under or based on my Employment Agreement with the Company); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, I am not releasing the Company hereby from (a) its obligation to reimburse me for valid business expenses incurred on behalf of the Company and in compliance with its policies, (b) any obligation to indemnify me pursuant to the Company’s certificate of incorporation and bylaws, any valid fully executed indemnification agreement with the Company and applicable law, or (c) its obligations under the Retirement Letter. I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. I acknowledge that, except as expressly provided in the Retirement Letter, I have not earned and will not receive from the Company, whether pursuant to my Employment Agreement or otherwise, any additional compensation (including base salary, bonus, long-term incentive compensation or equity), severance, or benefits before or after the effective date of my retirement.

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     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (d) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Board of Directors; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it.
     I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

/s/ Philip A. Marineau
Philip A. Marineau

Date:	July 6, 2006

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